Henderson Global Funds
737 North Michigan Avenue, Suite 1700
Chicago, Illinois 60611

December 31, 2010

State Street Bank and Trust Company
c/o Boston Financial Data Services, Inc.
2 Heritage Drive
North Quincy, Massachusetts 02171
Attention:  Legal Department, 8th Floor

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement, as amended, between us dated September 1, 2001 (the “Agreement”).

Pursuant to Section 12 of the Agreement, this letter is to provide notice of the addition a portfolio of Henderson Global Funds (the “Trust”), namely the Henderson Emerging Markets Opportunities Fund.

The Schedule A to the Agreement is superceded and replaced with the Schedule A attached hereto and dated December 31, 2010.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

Henderson Global Funds By: ______________________ Name: Christopher K. Yarbrough Title: Secretary
Accepted:
State Street Bank and Trust Company By: ____________________________ Name: Title:

Schedule A
Dated December 31, 2010

Henderson European Focus Fund

Henderson Global Technology Fund

Henderson International Opportunities Fund

Henderson Worldwide Income Fund

Henderson Japan-Asia Focus Fund

Henderson Global Equity Income Fund

Henderson Global Opportunities Fund

Henderson International Equity Fund

Henderson Money Market Fund

Henderson Emerging Markets Opportunities Fund

HENDERSON GLOBAL FUNDS	STATE STREET BANK AND TRUST COMPANY

By:	By:

Name: Christopher K. Yarbrough	Name:

Title: Secretary	Title: